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 FORM 4                                                                                                      OMB APPROVAL
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                   ---------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                              OMB Number 3235-0287
    subject to Section 16. Form                                                                         Expires: December 31, 2001
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response.....0.5

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting*      |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
   Person(1)                           |                                                   |      to Issuer (Check all applicable)
 Welsh, III    John            B       |      General Cable Corporation (BGC)              |     __X__ Director _____ 10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     __X__ Other (specify below)
                                       |     Security Number     |     Month/Year          |     Non-Executive Chairman
108 Shore Road                         |     of Reporting        |      08/2002            |----------------------------------------
---------------------------------------|     Person (Voluntary)  |-------------------------|   7. Individual or Joint/Group Filing
               (Street)                |                         |  5. If Amendment,       |        (Check Applicable Line)
                                       |                         |     Date of Original    |  _X_ Form filed by One Reporting Person
                                       |                         |     (Month/Year)        |  ___ Form filed by More Than One
Cold Spring Harbor  NY          11724  |                         |       08/2002           |      Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip)

                                              TABLE I - NON DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |   08/12/02    |   P   |       |   600  |  A   |   $3.46  |             |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |   08/21/02    |   P   |       | 9,400  |  A   |   $3.10  |   40,560    |    D    |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           |               |       |       |        |      |          |   26,727    |    I    |By Trust
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
------------------------------------------------------------------------------------------------------------------------------------
    Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v)                                           (Over)

                      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                       ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                                                                        Page 1 of 2
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
EmployeeStockOption(RighttoBU  |      $0      |               |       |       |      |       |         |01/29/12|Common  |
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
EmployeeStockOption(RighttoBU  |     $7.71    |               |       |       |      |       |         |01/29/11|Common  |
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
EmployeeStockOption(RighttoBU  |      $9      |               |       |       |      |       |         |02/07/10|Common  |
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
EmployeeStockOption(RighttoBU  |     $9.98    |               |       |       |      |       |         |10/08/11|Common  |
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
EmployeeStockOption(RighttoBU  |    $21.063   |               |       |       |      |       |         |02/03/09|Common  |
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
EmployeeStockOption(RighttoBU  |    $21.9167  |               |       |       |      |       |         |08/25/07|Common  |
                               |              |               |       |       |      |       |         |        | Stock  |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
------------------------------------------------------------------------------------------------------------------------------------
 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
-------------------------------------------------------------------|
              |    26,500      |        D          |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |     1,500      |        D          |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |     1,500      |        D          |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |    10,000      |        D          |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |     6,000      |        D          |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |     3,000      |        D          |               |
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
-------------------------------------------------------------------
Explanation of Responses:

                                                                      /s/ Robert J. Siverd                        8/26/02
                                                                      ------------------------------------        -----------------
                                                                       **Signature of Reporting Person                   Date
                                                                         By: Robert J. Siverd, Attorney-in-fact
                                                                             Welsh, III, John B.
                                                                             108 Shore Road

**  Intentional misstatements or omissions of facts constitute               Cold Spring Harbor NY 11724
    Federal Criminal Violations.                                             General Cable Corporation (BGC)
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                08/2002

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form
are not required to respond unless the form displays a currently valid OMB Number.                                    Page 2 of 2



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